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                                                                 Exhibit (P)(13)

Appendix C. CFA Institute Code of Ethics

TCH has adopted a Code of Ethics and Personal Trading Policy in compliance with the Investment Advisers Act Rule 204A-1 which incorporates the CFA Institute's Code of Ethics. The Code is also intended to comply with Rule 17J-1 of the Investment Company Act of 1940. TCH also follows the CFA Institute's Code of Ethics which is as follows:

Members of CFA Institute (including Chartered Financial Analyst (CFA) charterholders) and candidates for the CFA designation ("Members and Candidates") must:

     - Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

     - Place the integrity of the investment profession and the interests of clients above their own personal interests.

     - Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

     - Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

     - Promote the integrity of, and uphold the rules governing, capital markets.

     - Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

Personal Investing

Investment personnel have the duty to put the interests of our clients, the interest of "TCH", and the integrity of the investment profession over and above their own self-interest. They must conduct investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest or circumstance that may adversely affect their judgment.

TCH ("TCH") adheres to CFA Institute's Code of Ethics and Standards of Professional Conduct as it relates to personal investing, which is designed to prevent potential conflicts of interest and the appearance of conflicts of interest with respect to members' personal transactions. The Standards required "TCH" Investment personnel to conduct their investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest. Investment personnel are required to place their fiduciary obligation to their clients first in all dealings and not benefit from positions that their clients occupy in the marketplace.

Fiduciary Responsibilities of Investment Industry Personnel

Investment personnel and money managers are in a position of trust and responsibility and, therefore, owe TCH clients' a duty of loyalty. Advisors must deal fairly with their

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clients and place their clients' interests ahead of their own when making investment decisions. The investment personnel shall:

     -    Make sure the client is not placed at a disadvantage by the trade.

     - The investment professional does not benefit personally from trades undertaken for clients.

     - The investment professional complies with applicable regulatory requirements. Priority of Transaction

Transactions for clients shall have priority over transactions in securities or other investments in which TCH employees' are the beneficial owner ( so that such personal transactions do not operate adversely to their clients' interests. If TCH investment personnel make a recommendation regarding the purchase or sale of security or other investment, they shall give TCH clients' adequate opportunity to act on the recommendation before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the member has:

     -    A direct or indirect pecuniary interest in the securities;

     - The power to vote or direct the voting of the shares of the securities or investments; the power to dispose or direct the disposition of the security or investment.

A member is a "beneficial owner" of accounts of immediate family members sharing the same household.

Insider Trading

Policy Statement on Insider Trading:

TCH ("TCH") forbids any officer, director or employee from trading, either personally or on behalf of others (such as, mutual funds or private accounts managed by TCH), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading". TCH's policy applies to every officer, director and employee and extends to activities within and outside their duties at TCH. Every officer, director and employee must read and retain this policy statement. Any questions regarding TCH's policy and procedures should be referred to Tere Alvarez Canida.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one of an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

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     -    Trading by an insider, while in the possession of material nonpublic information, or

     - Trading by non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     -    Communicating materials nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, consult the CCO.

1.   Who is an Insider:

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, TCH may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must a least imply such a duty before the outsider will be considered an insider.

2.   What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earning estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expect to effect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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3.   What is Nonpublic Information:

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.   Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     -    Civil injunctions

     -    Treble damages

     -    Disgorgement of profits

     -    Jail sentences

     - Fines for the person who committed the violation of up to three times the profit gains or loss avoided, whether or not the personal actually benefited, and

     - Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by TCH, including dismissal of the persons involved.

Investment Advisers Act Rule 204A-1-Employee Trading Policy Procedure--Code of Ethics

TCH has adopted the following procedures:

     - Employees will have to acknowledge, in writing, receiving a copy of the personal trading code of ethics and any amendments generated.

     - Employees are to identify any personal investment account and any accounts in which the employee has beneficial interest, including any accounts for the immediate family and household member, upon hire, annually thereafter and upon opening or closing any account(s).

     - Initial Holdings Report--Every employee shall, not later than ten (10) days after becoming an access person, file an initial holdings report containing the following information:

               - The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

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               -    The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

               -    The date that the report is submitted by the access person.

     - Annual Holding Report--Every employee person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

     -    Monthly Reporting Requirements--Every employee must, no later than ten
          (10) days after the end of each month, file a month transaction report containing the following information:

               - The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

               - The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               - The price of the reportable security at which the transaction was effected;

               - The name of the broker, dealer or bank with or through whom the transaction was effected; and

               -    The date the report is submitted by the access person.

     - Employees must report all required information for covered personal securities transactions on a monthly basis within 10 days of the end of each calendar month to the OM.

     - All personal securities transactions are covered except transactions in direct obligations of the Government of the United States, broker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments and open-end investment companies not managed by the adviser or its affiliates. If the access person is relying on brokerage reports to comply with the reporting requirements, the access person need not include portions of the statement that don't pertain to covered transactions.

     - Equity IPO's -- Restrictions are placed on participation by investment personnel in an IPO of equity or equity-related securities, but investment personnel are not prevented from purchasing government issues, such as municipal bonds or other government securities.

     - Private Placements--Strict limits are placed on investment personnel acquiring securities in private placements, and appropriate supervisor review procedures are in place to prevent noncompliance.

     - Blackout/Restricted periods--Investment personnel involved in the investment decision-making process may not initiate trades in a security within the same 24-hour period that we have a pending buy or sell order in the same security until the order is executed or cancelled.

     - Gifts and Entertainment-- TCH employees should not accept or provide any gifts or favors that might influence decisions made by them or the recipient relating to any business transactions involving TCH. Modest gifts and favors may be

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          accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible. Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed. No employee may solicit or accept gifts of significant value (i.e., in excess of $100.00), lavish entertainment or other benefits from potential and actual clients, suppliers or competitors. Special care must be taken to avoid even the impression of a conflict of interest. No employee may entertain potential or actual clients (or any third party who could influence potential clients) if such entertainment is inconsistent with accepted business practices, violates any law or generally accepted ethical standards. Any questions regarding this policy should be addressed to the CCO. Any TCH employee who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of TCH, including gifts and gratuities with value in excess of $100, must obtain consent from the CCO before accepting such gift. The CCO will maintain a log for reporting anything over $100. (Please see Gifts and Entertainment Policy).

     - Serve as director--Investment personnel are allowed to serve as directors with prior approval and disclosure.

     - Outside Employment--Employees are required to obtain written approval from their supervisor before participating in outside work activities. Approval will be granted unless the activity conflicts with Taplin, Canida & Habacht, Inc.'s interest. In general, outside work activities are not allowed when they:

               - Prevent the employee from fully performing work for which he or she is employed at Taplin, Canida & Habacht, including overtime assignments;

               - Involve organizations that are doing or seek to do business with Taplin, Canida & Habacht, including actual or potential vendors or customers; or

               - Violate provisions of law or Taplin, Canida & Habacht's policies or rules.

     - Review Process--The OM reviews all reported personal transactions against the purchase and sales blotter and maintains documentation of the review and any relevant steps taken to address conflicts. The OM must promptly report any violations of the adviser's code of ethics to the CCO or to "other designated persons."

     - Disgorgement--Investment personnel must break the trade made in violation of a firm's personal trading policies and disgorge any profit on such transaction.

     - Personal investments in initial public offerings and limited offerings by access persons will be required to be pre-cleared.

Resolution; Sanction(s).

If the CCO or the OM finds that a person has violated the Code, the CCO will approve a proposed resolution of the situation or, if appropriate, impose upon the person sanctions that the CCO deems appropriate.


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1. First violation--If an access person violates the COE, the violation was accidental, and the violation didn't harm clients in any way, the person will be warned, in writing, that that they have violated the COE.

2. Second violation--If an access person violated the COE a second time within the same year, the access person must disgorge all profits on the security and recertify, in writing, that they have received the COE, understands it and agrees to follow it.

3. This violation--If an access person violates the COE three times in a two-year period, the access person will be terminated.

Procedures to implement TCH investment adviser's policy against Insider Trading.

The following procedures have been established to aid the officers, directors and employees to TCH in avoiding insider trading, and to aid TCH in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of TCH must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult Tere Alvarez Canida.

1.   Identifying Insider Information

Before trading for yourself or others, including investment companies or private accounts managed by TCH, in the securities of a company about which you may have potential insider information, as yourself the following questions:

     a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     b. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the other market place by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

     a.   Report the matter immediately to the CCO.

     b. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by TCH.

     c. Do not communicate the information inside or outside TCH, other than to the CCO.

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     d.   After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.   Personal Securities Trading

TCH requires that each employee be required to report within ten (10) days of the end of each month any personal securities transactions in any securities accounts of the employee or any immediate family or household members. The report shall include the name of the security, exchange ticker or cusip, date of the transactions, quantity, nature of transaction, price and broker-dealer through which the transaction was traded. Sending duplicate confirmations of such trades to the OM may satisfy the requirement if they are received within the required time frame.

3.   Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within TCH, except as provided in paragraph one above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4.   Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph one, doubt remains as to whether information is material or nonpublic, of if there is any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

5.   Priority of Transaction

Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of security or other investments, they shall give their clients and employer adequate opportunity to act on the recommendation before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the member has:

     a.   A direct or indirect pecuniary interest in the securities;

     b The power to vote or direct the voting of the shares of the securities or investment; the power to dispose or direct the disposition of the security or investment.